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                                                  Exhibit 12



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                            Three Months Ended
                                                 March 31
                                                 --------
                                            2000          1999
                                            ----          ----
                                               (In Millions)
Earnings:

   Earnings before income taxes             $ 177         $ 123
   Losses of affiliates                         -             2
   Fixed charges, from below                  247           244
   Undistributed (earnings) losses
     of affiliates                              3           (19)
   Interest capitalized                       (20)          (19)
                                             ----          ----
     Earnings                               $ 407         $ 331
                                             ====          ====

Fixed charges:

   Interest expense                         $  98         $  92
   Portion of rental expense representative
     of the interest factor                   149           152
                                             ----          ----
   Fixed charges                            $ 247         $ 244
                                             ====          ====

Ratio of earnings to fixed charges           1.65          1.36
                                             ====          ====
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